                                October 31, 1997

Mr. Pelham H. A. Smith
3883 Turtle Creek Blvd.
Apt. 1512
Dallas, TX 75219

Dear Pelham:

As we have discussed, there may be uncertainties that will affect HydroChem Industrial Services, Inc. (the "Company") and you due to various matters that the Company may consider from time to time. As we have further discussed, the Company needs you to perform the duties of your employment without being distracted by these possible uncertainties. Accordingly, as an inducement for you to continue your employment in this situation, the Company is pleased to offer you the following severance compensation provisions in the event your employment should be terminated by the Company at any time without cause:

         1. If the Company terminates your employment at any time without cause, then it will pay you severance compensation equal to twelve (12) months of your then current base compensation. Payment of this severance compensation would be conditional upon your signing the Company's standard form settlement agreement and general release.

         2. For the purposes of this letter, "cause" shall mean (i) any act involving moral turpitude, (ii) any act of fraud or willful misconduct, (iii) a conviction for any felony, or (iv) any recurring and material failure or refusal to perform the duties of your employment which is not corrected within fifteen (15) days after receipt of written notice thereof. Cause shall not mean the failure to achieve any goal, objective or specific result. For the purposes of this paragraph, a termination without cause shall also be deemed to have occurred if, subsequent to a Change in Control ( as defined in Exhibit A to this letter), you resign your employment within ninety days after the occurrence of any of the following events:

                 (a) You are required by the Company to relocate your primary residence from the Dallas, Texas metropolitan area.

                 (b) You are required by the Company to commute to an office located outside the Houston, Texas metropolitan area.

                 (c) The Company reduces your base compensation or makes a material change in your title or the duties and responsibilities of your employment.

Mr. Pelham H. A. Smith
October 31, 1997
Page Two



         3.  As further consideration for any payment you may receive under section 1 above, and also in consideration of the confidential information that you have been and will be developing for or receiving from the Company, you agree to be bound by the restrictions contained in Exhibit B to this letter .

If the foregoing is acceptable to you, please sign this letter below and return to me. A duplicate original is enclosed for your records.


                                        Sincerely,

                                        HydroChem Industrial Services, Inc.

                                        By: /s/ B. TOM CARTER, JR.
                                           -----------------------------------
                                            B. Tom Carter, Jr., Chairman and
                                            Chief Executive Officer



AGREED AND ACCEPTED:

/s/ PELHAM H. A. SMITH
-----------------------
Pelham H. A. Smith
November 3, 1997

                                   EXHIBIT A
                                       TO
                                LETTER AGREEMENT


A Change in Control shall be deemed to have occurred if (i) any person other than the current stockholders of HydroChem Holding, Inc. ("Holding") or the Company becomes the beneficial owner of securities of Holding or the Company representing fifty percent or more of the combined voting power of the then outstanding securities of either Holding or the Company, (ii) a merger or consolidation involving Holding or the Company in which neither of them is the surviving entity, or (iii) either Holding or the Company sells substantially all of its assets to a person other than an associate or affiliate of either of them. For the purposes of this Exhibit A, the term "person" or "persons" shall mean individuals, groups, corporations, partnerships, or other entities.

                                   EXHIBIT B
                                       TO
                                LETTER AGREEMENT


For the purposes of this Exhibit B to Letter Agreement, the term "Employer " shall mean HydroChem Industrial Services, Inc. and any parents, subsidiaries or affiliates thereof including HydroChem Holding, Inc. and HydroChem International, Inc. The term "Employee" shall mean Pelham H. A. Smith.

At all times during the course of Employer's employment of the Employee, and thereafter, Employee agrees as provided below:


(a) Employee understands that Employer's business interests require a confidential relationship between Employer and its employees and Employer and its customers, the protection and confidential treatment of its employees and customers, of its inventions, trade secrets, know-how, programs and other knowledge of its business (hereinafter collectively termed "Information") whether or not conceived or learned by its employees in the course of their employment. Accordingly, Employee shall keep confidential and treat confidentially all Information, whether patented, or not, and shall not use or aid others in using Information in competition with Employer, this obligation to exist both during and after termination of Employee's employment by Employer and for so long as any Information remains legally protectable as to persons receiving it in a confidential relationship.

(b) Employee will disclose to Employer every significant item of Information relating to Employer's interests and will disclose in writing every invention while under the employ of Employer and which reasonably relates to the business of Employer.

(c) Upon Employer's request, either during or after termination of Employee's employment, but without expense to him, Employee will execute any and all patent applications, assignments, and other legal instruments that Employer shall deem necessary for the protection of the Information; he will render aid and assistance in all proceedings pertaining to such property, and will, in general, cooperate with all lawful efforts by Employer to protect the Information.

(d) Upon termination of employment, or prior thereto as Employer may request, Employee will surrender to Employer all papers, documents, writings, illustrations, models and other property produced thereby or coming into his possession by or through his employment with Employer and Employee agrees that all such materials are at all times Employer's property.

(e) During the period of Employee's employment, and for an additional period of one year (two years if the Employee voluntarily terminates his Employment with Employer) immediately following the term of Employment (the "Restriction Period"), and in consideration of the Employee's employment, the Information to be disclosed by Employer to Employee, and Employee's right to severance compensation in certain circumstances under the letter agreement to which this Exhibit B is attached, Employee shall not directly or indirectly,
(i) induce any employee of Employer to terminate his employment with Employer,
(ii) hire any such employee, (iii) call upon or solicit, with the intent to divert or take away any clients, customers, or accounts, or (iv) in his own behalf or as a partner, officer, director, employee, agent, consultant or stockholder (other than as a holder of less than 1% of the outstanding capital stock of any corporation with a class of equity securities registered under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended) engage in, invest in, or render services to any person or entity engaged in the businesses in which Employer or any of its subsidiaries or affiliates are engaged. The parties intend that the covenants contained in this Section (e) shall be deemed to be a series of separate covenants, one for each foreign country and each county or parish in each state of the United States and, expect for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section (e). Notwithstanding the foregoing, the Restrictions shall only apply to the areas of Employer's business for which Employee renders services hereunder or receives Information and in the geographical areas where Employee has responsibilities. If any judicial or administrative body shall refuse to enforce all of the separate covenants contained in this Section (e) because the time limit is too long, it is expressly understood and agreed between the parties hereto that for the purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If any judicial or administrative body shall refuse to enforce all of the separate covenants contained in this Section (e) because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Employer or any of its subsidiaries or affiliates it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

(f) Employee acknowledges that, in view of the nature of the business in which the Employer is engaged, the restrictions contained in this Exhibit B, (the "Restrictions") are reasonable and necessary in order to protect the legitimate interests of the Employer, and that any violation thereof would result in irreparable injuries to the Employer, and Employee therefore further acknowledges that, in the event Employee violates, or threatens to violate any of such Restrictions, the Employer shall be entitled to obtain from any court of competent jurisdiction, without the posting of any bond or other security, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which the Employer may be entitled. The legitimate interests of the Employer include, but are not limited to, the identity of customers, the special needs and requirements of customers, pricing strategies, cost factors and bidding strategies.

 (g) If any Restriction under this Exhibit B, or any part thereof, shall be determined in any judicial or administrative proceeding to be invalid, illegal or unenforceable, the remainder of the Restrictions shall not thereby be affected and shall be given full effect, without regard to the invalid, illegal or unenforceable provisions. If the period of time or the area specified in the Restrictions shall be determined in any judicial or administrative proceeding to be unreasonable, then the court or administrative body shall have the power to reduce the period of time or the area covered and, in its reduced form, such provisions shall then be enforceable and shall be enforced.

(h) If Employee violates any of the Restrictions, the applicable restrictive period shall be tolled from the time of the commencement of any such violation until such time as such violation shall be cured by Employee to the reasonable satisfaction of the Employer.